EXHIBIT 99.1

[Cracker Barrel
Old Country Store Logo]	POST OFFICE BOX 787
LEBANON, TENNESSEE
NASDAQ : CBRL	37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL OLD COUNTRY STORE, INC. ANNOUNCES
10% INCREASE IN QUARTERLY DIVIDEND

LEBANON, Tenn. -- September 24, 2010 – Cracker Barrel Old Country Store, Inc. (the “Company”) (Nasdaq: CBRL) today announced that its Board of Directors has increased the Company’s quarterly dividend by 10%, declaring a regular quarterly dividend of $0.22 per share, an increase from the previous quarterly dividend of $0.20 per share.  The dividend is payable on November 5, 2010 to shareholders of record on October 15, 2010.

Over the last five years, Cracker Barrel has delivered a compounded annual growth rate in the quarterly dividend of 11%.

“We are pleased to demonstrate confidence in the Company’s long term performance with this 10% increase in the quarterly dividend,” said Cracker Barrel Chairman, President and Chief Executive Officer Michael A. Woodhouse. He added, “Cracker Barrel continues to deliver solid results despite the difficult economy. We have been able to do this by consistently providing the quality products, genuine hospitality and honest value that our guests expect. We are pleased with the success of our operational initiatives and their contribution to building sales and guest traffic.”

About Cracker Barrel
Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 595 company-owned locations in 41 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.

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